ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-156695 Dated February 13, 2009

Autocallable Optimization Securities with Contingent Protection Linked to the UBS Bloomberg CMCI Components USD Excess Return WTI Crude Oil

Tactical Strategy for Flat or Bullish Markets

UBS AG $•   Securities linked to the UBS Bloomberg CMCI Components USD Excess Return WTI Crude Oil due on or about August 31, 2010

Investment Description

Autocallable Optimization Securities with Contingent Protection (the “Securities”) are securities issued by UBS AG (“UBS”) linked to the performance of the UBS Bloomberg CMCI Components USD Excess Return WTI Crude Oil (the “Index”), which is comprised of two futures contracts on WTI crude oil, one of which is listed on NYMEX and the other listed on ICE (the “Index Commodities”). The Securities are designed for investors who believe that the level of the Index will increase during the Observation Period. The Securities will be called automatically if the Index closes at or above the Index Starting Level on any Observation Date. You may lose up to 100% of your principal amount invested if the Securities have not been called and the Index closes below the Trigger Level on the Final Valuation Date. You will receive a positive return on your Securities only if the Index closes at a level equal to or above the Index Starting Level on any Observation Date, including the Final Valuation Date. The contingent protection feature applies only if you hold the Securities to maturity. Any payment on the Securities, including any principal protection, is subject to the creditworthiness of the Issuer.

Features
☐	Tactical Investment Opportunity — If you believe the Index will appreciate in value over the term of the Securities but are unsure about the exact timing or magnitude of the appreciation, the Securities provide a potential opportunity to generate returns based on this market view. The Securities will be automatically called for the principal amount plus an amount based on the Call Return if the closing level of the Index on any Observation Date is equal to or greater than the closing level of the Index on the Trade Date. If the Securities are not called, investors will have downside market exposure to the Index at maturity, subject to the contingent protection feature.
☐	Contingent Protection Feature — If you hold the Securities to maturity, the Securities are not called on the Final Valuation Date and the Index does not close below the Trigger Level on the Final Valuation Date, you will receive 100% of your principal, subject to the creditworthiness of the issuer. If the Index closes below the Trigger Level on the Final Valuation Date, your investment will be fully exposed to the negative Index Return.

Key Dates*

Trade Date	February 24, 2009
Settlement Date	February 27, 2009
Final Valuation Date	August 25, 2010
Maturity Date	August 31, 2010
*	Expected. In the event that we make any changes to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed to ensure that the stated term of the Securities remains the same.
Security Offering

These preliminary terms relate to Securities linked to the UBS Bloomberg CMCI Components USD Excess Return WTI Crude Oil. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.

Underlying Index	Call Return*	Index Starting Level*	Trigger Level	CUSIP	ISIN
UBS Bloomberg CMCI Components USD Excess Return WTI Crude Oil	17.50% to 22.50%	•	70%	902656238	US9026562387
*	Actual Call Return and Index Starting Level to be determined on the Trade Date.

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms set forth in the Autocallable Optimization Securities with Contingent Protection (AOS CP) product supplement relating to the Securities, dated February 12, 2009, the accompanying prospectus and this free writing prospectus. See “Key Risks” on page 5 and the more detailed “Risk Factors” beginning on page PS-11 of the AOS CP product supplement relating to the Securities for risks related to an investment in the Securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this free writing prospectus, or the accompanying product supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

Offering of Securities	Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security	Total	Per Security	Total	Per Security
UBS Bloomberg CMCI Components USD Excess Return WTI Crude Oil	$	$10.00	$	$0.15	$	$9.85

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities and an index supplement for various securities we may offer, including the Securities) with the Securities and Exchange Commission, or SEC, for the offerings to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC web site at www.sec.gov. Our Central Index Key, or CIK, on the SEC Web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-657-9836.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	Product supplement dated February 12, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000139340109000158/c139010_690316-424b2.htm

♦	Index supplement dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000139340109000044/v128784_690258-424b2.htm

♦	Prospectus dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Autocallable Optimization Securities with Contingent Protection” or the “Securities” refer to the Securities that are offered hereby. Also, references to the “AOS CP product supplement” mean the UBS product supplement, dated February 12, 2009, references to the “index supplement” mean the UBS index supplement, dated January 13, 2009, and references to “accompanying prospectus” mean the UBS prospectus, dated January 13, 2009.

Investor Suitability

The Securities may be suitable for you if:

♦	You believe the Index will not close below the Trigger Level, which is 70% of the Index Starting Level on the Final Valuation Date
♦	You believe the Index will close at or above the Index Starting Level on one of the specified Observation Dates, including the Final Valuation Date
♦	You are willing to hold Securities that will be called on any Observation Date on which the Index closes at or above the Index Starting Level, or you are otherwise willing to hold the Securities to maturity
♦	You believe the Index will remain stable for the term of the Securities and will close at or above the Index Starting Level on the Final Valuation Date
♦	You are willing to make an investment whose return is limited to the specified Call Return, an annualized return of between 17.50% to 22.50%. The actual Call Return will be set on the Trade Date
♦	You do not seek current income from this investment and are not seeking an investment for which there will be an active secondary market
♦	You are comfortable with the creditworthiness of UBS, as Issuer of the Securities

The Securities may not be suitable for you if:

♦	You believe the Index will close below the Trigger Level, which is 70% of the Index Starting Level on the Final Valuation Date, and that at maturity the Index Return will be negative
♦	You seek an investment that is 100% principal protected
♦	You are not willing to make an investment in which you could lose up to 100% of your principal amount
♦	You seek an investment whose return is not limited to the specified Call Return, an annualized return of between 17.50% to 22.50%. The actual Call Return will be set on the Trade Date
♦	You seek an investment for which there will be an active secondary market
♦	You are unable or unwilling to hold securities that will be called on any Observation Date on which the Index closes at or above the Index Starting Level, or you are otherwise unable or unwilling to hold the Securities to maturity
♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings
♦	You seek current income from your investment
♦	You are unable or unwilling to assume the credit risk associated with the UBS, as Issuer of the Securities

Indicative Terms

Issuer	UBS AG, Jersey Branch
Issue Price	$10.00 per Security
Term	18 months, unless earlier called
Index	The UBS Bloomberg CMCI Components USD Excess Return WTI Crude Oil (Bloomberg Symbol: CTWCER) (the “Index”)
Call Feature	The Securities will be called if the closing level of the Index on any Observation Date is at or above the Index Starting Level
Observation Dates	Quarterly, on or about May 22, 2009, August 25, 2009, November 23, 2009, February 25, 2010, May 24, 2010 and August 25, 2010[1]
Call Settlement Dates	Four business days following the applicable Observation Date
Call Return	If the Securities are called, you will receive on the applicable Call Settlement Date a cash payment per $10.00 principal amount of each Security equal to the Call Price for the applicable Observation Date. The Call Price will be based upon the Call Return, an annualized return of between 17.50% and 22.50%[2]. The table below assumes a Call Return of 20.00% per annum.
Observation Date[3]	Accrued Call Return	Call Price (per $10.00)
May 22, 2009	5.00%	$10.50
August 25, 2009	10.00%	$11.00
November 23, 2009	15.00%	$11.50
February 25, 2010	20.00%	$12.00
May 24, 2010	25.00%	$12.50
Final Valuation Date (August 25, 2010)	30.00%	$13.00

Payment at Maturity (per Security)	If the Securities are not called and the Index Ending Level is above or equal to the Trigger Level on the Final Valuation Date, you will receive a cash payment on the Maturity Date equal to $10.00 per $10.00 principal amount Security.
If the Securities are not called and the Index Ending Level is below the Trigger Level on the Final Valuation Date, you will receive a cash payment on the Maturity Date equal to:
$10.00 × (1 + Index Return);
Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the Index declines.
Index Return	Index Ending Level – Index Starting Level Index Starting Level
Trigger Level[4]	70% of the Index Starting Level
Observation Period	The period commencing on (and including) the Trade Date and ending on (and including) the Final Valuation Date.
Index Starting Level	The closing level of the Index on the Trade Date.
Index Ending Level	The closing level of the Index on the Final Valuation Date.

Determining Payment upon a Call or at Maturity

Accordingly, you may lose some or all of your principal at maturity, depending on how much the Index declines.

[1]	Subject to the market disruption event provisions set forth in the AOS CP product supplement beginning on page PS-22.
[2]	Actual Call Return to be determined on the Trade Date.
[3]	Expected. In the event that we make any changes to the expected Trade Date and settlement date, the Observation Dates may be changed.
[4]	Principal protection is provided by UBS and, therefore, is dependent on the ability of UBS to satisfy its obligations when they come due.

Hypothetical Examples of How the Securities Perform

The examples below illustrate the payment upon a call or at maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions:

Principal Amount:	$10.00
Term:	18 months
Index Starting Level:	819.84
Call Return:	20% per annum (or 5.00% per quarter)
Observation Dates:	Quarterly
Trigger Level:	573.89 (which is 70% of the Index Starting Level)

Example 1  —  Securities are Called on the First Observation Date

Index level at first Observation Date:	$900 (at or above Index Starting Level, Securities are called)
Call Price (per $10.00):	$10.50

Since the Securities are called on the first Observation Date, you will receive on the Call Settlement Date a total of $10.50 per $10.00 principal amount (5.00% total return on the Securities).

Example 2  —  Securities are Called on the Final Valuation Date

Index level at first Observation Date:	810 (below Index Starting Level, Securities NOT called)
Index level at second Observation Date:	815 (below Index Starting Level, Securities NOT called)
Index level at third Observation Date:	805 (below Index Starting Level, Securities NOT called)
Index level at fourth Observation Date:	800 (below Index Starting Level, Securities NOT called)
Index level at fifth Observation Date:	815 (below Index Starting Level, Securities NOT called)
Index level at Final Valuation Date:	870 (above Index Starting Level, Securities are called)

Call Price (per $10.00):	$13.00

Since the Securities are called on the Final Valuation Date, you will receive on the Call Settlement Date (which coincides with the maturity date in this example) a total of $13.00 per $10.00 principal amount (equal to 18 months at a rate of 20.00% per annum, or 30.00% total return on the Securities).

Example 3  —  Securities are NOT Called

Index level at first Observation Date:	800 (below Index Starting Level, Securities NOT called)
Index level at second Observation Date:	815 (below Index Starting Level, Securities NOT called)
Index level at third Observation Date:	805 (below Index Starting Level, Securities NOT called)
Index level at fourth Observation Date:	800 (below Index Starting Level, Securities NOT called)
Index level at fifth Observation Date:	810 (below Index Starting Level, Securities NOT called)
Index level at Final Valuation Date:	800 (below Index Starting Level, Securities NOT called)

Settlement Amount (per $10.00):	$10.00

At maturity, you will receive a total of $10.00 per $10.00 principal amount (0% total return on the Securities). The Securities are not called during the Observation Period and the Index Ending Level is not below the Trigger Level on the Final Valuation Date.

Example 4  —  Securities are NOT Called and the Index Ending Level is below the Trigger Level on the Final Valuation Date.

Index level at first Observation Date:	800 (below Index Starting Level, Securities NOT called)
Index level at second Observation Date:	750 (below Index Starting Level, Securities NOT called)
Index level at third Observation Date:	700 (below Index Starting Level, Securities NOT called)
Index level at fourth Observation Date:	650 (below Index Starting Level, Securities NOT called)
Index level at fifth Observation Date:	600 (below Index Starting Level, Securities NOT called)
Index level at Final Valuation Date:	491.90 (below Index Starting Level, Securities NOT called)

Settlement Amount (per $10.00)	$10.00 × [1 + (Index Return)]
$10.00 × (1 – 40%)
$6.00

Since the Securities are not called and the Index Ending Level is below the Trigger Level on the Final Valuation Date, at maturity you will receive a total of $6.00 per $10.00 principal amount (a 40% loss on the Securities).

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the Index Commodities. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	You may lose some or all of your principal — The Securities do not guarantee any return of principal at maturity. The return on the Securities depends on the Index closing at or above the Index Starting Level on an Observation Date. You will lose some or all of your principal if the Securities are not called and the Index Ending Level is below the Trigger Level on the Final Valuation Date.
♦	The call feature limits your potential return — The appreciation potential of the Securities as of any Observation Date is limited to the specified Call Price, regardless of the performance of the Index. In addition, since the Securities could be called as early as the first Observation Date, the total return on the Securities could be minimal. Further, if your Securities are called, you may not be able to reinvest at comparable terms or returns.
♦	Contingent principal protection — The Securities provide limited principal protection only if the Index Ending Level is above or equal to the Trigger Level on the Final Valuation Date, and you hold the Securities to maturity.
♦	No interest payments — You will not receive any interest payments on the Securities.
♦	There may be little or no secondary market — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Securities, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Securities prior to maturity could be at a substantial discount from the initial price to public, and, as a result, you may suffer substantial losses.
♦	Owning the Securities is not the same as owning the Index Commodities — The return on your ROS may not reflect the return you would realize if you actually owned the Index Commodities or a security directly linked to the Index and you will not have rights that holders of exchange-traded futures contracts on the Index Commodities may have.
♦	Historical performance of the Index should not be taken as an indication of the future performance of the Index — The trading prices of the Index Commodities will determine the level of the Index. The historical performance of the Index should not be taken as an indication of the future performance of the Index during the term of the Securities.
♦	Historical performance of the Index Commodities should not be taken as an indication of the future performance of the Index Commodities during the term of the Securities — Market forces in the market for oil and other commodities generally, and the Index Commodities in particular, will determine the prices of the Index Commodities. As a result, it is impossible to predict whether, or the extent to which, the prices of the Index Commodities will rise or fall. Historical prices of the Index Commodities should not be taken as an indication of future prices of the Index Commodities.
♦	Credit of issuer — The Securities are senior unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any principal protection provided at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities, and in the event UBS were to default on its obligations, you may not receive the principal protection or any other amounts owed to you under the terms of the Securities.
♦	Price prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the level of the Index; the market price of the Index Commodities or exchange-traded futures contracts on the Index Commodities; the volatility of the Index; the composition of the Index; the time remaining to the maturity of the Securities; the supply and demand for the securities; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.
♦	Impact of fees on secondary market prices — Generally, the price of the Securities in the secondary market is likely to be lower than the initial price to public since the initial price to public included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Securities.
♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the Index and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Index, may adversely affect the market price of the Index and, therefore, the market value of the Securities.
♦	Potential conflict of interest — UBS and its affiliates may engage in trading activities relating to the Index Commodities, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. The calculation agent, an affiliate of the issuer, will determine the applicable Index Ending Level and payment at maturity based on observed levels of the Index in the market. The calculation agent can postpone the determination of the Index Ending Level or the maturity date if a market disruption event occurs and is continuing on the Final Valuation Date.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the Securities. Any such research, opinions or recommendations could affect the value of the Index or the Index Commodities, and therefore the market value of the Securities.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your tax situation.

Risks specific to an investment in the Securities linked to the Index

Changes that affect the composition and calculation of the Index will affect the market value of the Securities and the amount you will receive at maturity.

The Index is comprised of both of the WTI Crude Oil futures contracts included in the UBS Bloomberg CMCI (Constant Maturity Commodity Index). As a result, any change regarding the composition and methodology of the CMCI, in general, and the energy futures contracts included in the CMCI, in particular, will have an effect on the Index.

The CMCI and the Index are overseen and managed by the CMCI Governance Committee, in consultation with the CMCI Advisory Committee (the CMCI Governance Committee and the CMCI Advisory Committee together the “Index Committees”). The Index Committees have a significant degree of discretion, subject to ratification by UBS and Bloomberg L.P. (the “Index Sponsors”), regarding the composition and methodology of the Index, including additions, deletions and the weightings of the Index Commodities, all of which could affect the Index and, therefore, could affect the amount payable on the Securities at maturity and the market value of the Securities prior to maturity. The Index Committees do not have any obligation to take the needs of any parties to transactions involving the Index, including the holders of the Securities, into consideration when re-weighting or making any other changes to the Index.

Furthermore, the bi-annual composition of the Index will be calculated in reliance upon historic price, liquidity and production data that are subject to potential errors in data sources or errors that may affect the weighting of components of the Index. Any discrepancies that require revision are not applied retroactively but will be reflected in prospective weighting calculations of the Index for the following year. However, not every discrepancy may be discovered.

The amount payable on the Securities and their market value could also be affected if UBS, in its sole discretion, discontinues or suspends calculation of the Index or the Index Sponsors, in their sole discretion, suspend publication of the Index, in which case it may become difficult to determine the market value of the Securities. If events such as these occur, or if the Index Starting Level or the Index Ending Level are not available because of a market disruption event or for any other reason, the calculation agent — which will initially be UBS Securities LLC, an affiliate of UBS — will make a good faith estimate in its sole discretion of the Index Ending Level that would have prevailed in the absence of the market disruption event. If the calculation agent determines that the publication of the Index is discontinued and that there is no successor index on the date when the Index Ending Level is required to be determined, the calculation agent will instead make a good faith estimate in its sole discretion of the Index Ending Level by reference to a group of physical commodities, exchange-traded futures contracts on physical commodities or indices and a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

Suspension or disruptions of market trading in the commodity and related futures markets may adversely affect the value of your Securities.

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the Index and, therefore, the value of your Securities.

Higher future prices of the Index Commodities relative to their current prices (contango) may decrease the level of the Index over time.

The Index is composed of futures contracts on WTI Crude Oil. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts specify a date for delivery of the underlying physical commodity. As the exchange-traded futures contracts that comprise the Index approach expiration, they are replaced by contracts that have a later expiration. For example, a contract purchased and held in August may specify an October expiration date. As time passes, the contract expiring in October is replaced by a contract for delivery in November. This process is referred to as ”rolling.” If the market for these contracts is (putting aside other considerations) in ”backwardation,” where the prices in the distant delivery months are lower when compared to those in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a ”roll yield.” This state of the market is called ”Backwardation” . When the opposite condition exists, i.e. prices of near-term futures contracts are lower than the prices of distant futures contracts, the state of the market is called ”Contango.” Contango commodity markets can result in negative ”roll yields,” which could adversely affect the value of the Index and, accordingly, adversely affect the market value of your Securities.

The market price of the Index Commodities may change unpredictably, affecting the value of the Securities in unforeseeable ways.

Trading in futures contracts associated with the Index Commodities (which are concentrated solely in WTI Crude Oil) is speculative and can be extremely volatile. We expect that generally the market value of the Securities will depend primarily on the market price of oil. Oil prices are subject to volatile price movements over short periods of time and are affected by numerous factors. These include macroeconomic factors, including, among other things, global or regional economic, financial, political, regulatory, judicial or other events and industry factors such as short-term changes in supply and demand because of trading activities in the oil market and seasonality (i.e., weather conditions). Crude oil prices are generally more volatile and subject to dislocation than prices of other commodities. Prices can change rapidly due to crude oil supply disruptions stemming from world events, or domestic problems such as refinery or pipeline outages. Crude oil prices have over the past six months experienced extreme volatility which may continue over the term of the Securities.

Crude oil prices are determined with significant influence by the Organization of Petroleum Exporting Countries (“OPEC”). OPEC has the potential to influence oil prices world wide because its members possess a significant portion of the world’s oil supply. Further, if oil demand rises quickly or supply declines unexpectedly due to refinery production problems or lagging imports, stocks of oil may decline rapidly. When stocks are low and falling, some wholesalers may become concerned that supplies may not be adequate over the short term and bid higher for available product, leading to further price increases. It is impossible to predict the aggregate effect of all or any combination of these factors. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. Your Securities may trade differently from the market price of oil, and changes in the market price of oil may not result in comparable changes in the market value of your Securities.

Investments related to the price of the Index Commodities may be more volatile than traditional securities investments.

Oil interests are “non-correlative” investments and the price of oil is subject to variables that may be less significant to the value of the Securities. Variables such as drought, floods, weather, embargoes and tariffs may have a larger impact on oil prices and oil-linked instruments than on traditional securities. These additional variables may create additional investment risks that cause the value of the Securities to be more volatile than the values of traditional securities.

Forward price curve changes and market expectations for future commodity prices may impact the price of your Securities.

Commodity prices and forward curves are affected by many factors, including macro-economic cycles and supply and demand balances. Such factors may impact the pricing of your Securities in the secondary market. The major forces impacting commodity prices are:

♦	Production and consumption, and, generally, all supply and demand factors,
♦	Geopolitical events,
♦	Inflation, monetary and fiscal policies,
♦	Weather and climate changes,
♦	Research and technological advances, environmental protection policies, etc.

Unlike most assets, future expectations for commodity prices can change dramatically even while current market prices remain stable. Such changes may impact the price of your Securities, creating additional investment risks that cause the value of the Securities to be more volatile than the values of traditional securities.

Regulation of commodity markets is extensive and constantly changing; future regulatory developments are impossible to predict but may significantly and adversely affect the value of the Securities.

Futures contracts and options on futures contracts markets, including those on which the price of the Index Commodities are based, are subject to comprehensive statutes, regulations and margin requirements. The Commodities Futures Trading Commission (“CFTC”) and the exchanges are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. The regulation of commodity transactions in the United States is a rapidly changing area of law and is subject to ongoing modification by government and judicial action. In addition, various national governments have expressed concern regarding the disruptive effects of speculative trading in the currency markets and the need to regulate the derivatives markets in general. The effect of any future regulatory change upon the value of the Securities is impossible to predict, but could be substantial and adverse.

In addition, the CFTC and Congress are continuing to consider whether recent volatility and rapid appreciation in 2008 in WTI Crude Oil futures contracts have been attributable to market manipulation or excessive speculation and, among other things, considering whether to increase the margin required to trade such contracts. The effect of market manipulation or of such regulation on the price of WTI Crude Oil futures contracts is difficult to predict and could adversely affect the value of, and payment at maturity on, the Securities.

There are uncertainties regarding the Index because of its limited performance history.

The Index was launched in January 2007. While the Index is intended to represent a benchmark for investments in WTI Crude Oil, the methodology used to achieve this benchmarking has a limited history in its application. It therefore cannot be determined at this point whether, or the extent to which, the Index will serve as an adequate benchmark for the performance of the WTI Crude Oil market. Moreover, while the Index is subject to bi-annual review and rebalancing in order to maintain the intended commodity weightings, it is uncertain how successful the Index Committees will be in achieving their goal of maintaining an appropriate benchmark.

Prolonged decline in value in energy oriented materials would have a negative impact on the level of the Index and the value of your Securities.

The Index Commodities and the Index are concentrated solely in WTI Crude Oil. Accordingly, a decline in value in such WTI Crude Oil would adversely affect the level of the Index and the value of your Securities. Technological advances or the discovery of new oil reserves could lead to increases in worldwide production of oil and corresponding decreases in the price of crude oil. In addition, further development and commercial exploitation of alternative energy sources, including solar, wind or geothermal energy, could lessen the demand for crude oil products and result in lower prices. Absent amendment of the Index to lessen or eliminate the concentration of existing WTI Crude Oil contracts in the Index or to broaden the Index to account for such developments, the level of the Index and the value of your Securities could decline.

UBS’ involvement in the Index Committees may conflict with your interest as a holder of the Securities.

The Index is comprised of both of the WTI Crude Oil futures contracts included in the CMCI. UBS nominates members of the Index Committees. Consequently, UBS will be involved in the composition and management of the Index including additions, deletions and the weightings of the Index Commodities or exchange-traded futures contracts on the Index Commodities, all of which could affect the level of the Index and, therefore, could affect the amount payable on the Securities at maturity and the market value of the Securities prior to maturity. Due to its influence on determinations of the Index Committees, which may affect the market value of the Securities, UBS, as issuer of the Securities, may have a conflict of interest if it participates in or influences such determinations.

The Index Committees may be required to replace an Index Commodity.

If, for any reason, one of the Index Commodities ceases to exist or liquidity collapses to abnormal levels, or any other similar event with similar consequences as determined in the discretion of the Index Committees occurs, the CMCI Advisory Committee will call an exceptional meeting to assess the situation Risk Factors and, together with the CMCI Governance Committee, come out with a replacement for the component or for a change in weighting. The replacement of an Index Commodities or a change in weighting may have an adverse impact on the value of the Index.

The Securities are linked to the UBS Bloomberg CMCI (Constant Maturity Commodity Index) Components USD Excess Return WTI Crude Oil, not the UBS Bloomberg CMCI (Constant Maturity Commodity Index) Components USD Total Return WTI Crude Oil.

The Securities are linked to the UBS Bloomberg CMCI Components USD Excess Return WTI Crude Oil, which reflects the returns that are potentially available through an unleveraged investment in the futures contracts on the WTI Crude Oil commodities comprising the Index. The UBS Bloomberg CMCI Components USD Total Return WTI Crude Oil is a “total return” index which, in addition to reflecting those returns, also reflects interest that could be earned on cash collateral invested in 3-month U.S. Treasury bills. Because the Securities are linked to the UBS Bloomberg CMCI Components USD Excess Return WTI Crude Oil, the return on the Securities will not include the total return feature of the UBS Bloomberg CMCI Components USD Total Return WTI Crude Oil. The term “Excess Return” in the title of the Index is not intended to suggest that the performance of the Index at any time or the return on your Securities will be positive or that the Index is designed to exceed a particular benchmark.

The UBS Bloomberg CMCI Components USD Excess Return WTI Crude Oil

The following information on the UBS Bloomberg CMCI Components USD Excess Return WTI Crude Oil provided in this document should be read together with the discussion under the heading “Underlying Indices and Underlying Index Publishers — the UBS Bloomberg CMCI (Constant Maturity Commodity Index)” beginning on page IS-23 of the Index supplement.

Set forth below is a current list of the commodity futures contracts comprising the Index, together with their respective symbols, exchanges and individual tenor weights, as of January 1, 2009 and through to June 30, 2009*:

Component/Quoted SCM	Code	Exchange/ Platform	3M	6M	1Y	2Y	3Y	Total Individual commodity Target Weight**
WTI Crude Oil	CL	NYMEX	35.78%	8.31%	7.68%	9.69%	6.95%	68.41%
WTI Crude Oil	EN	ICE	17.53%	3.61%	3.65%	3.81%	2.99%	31.59%
Total			53.31%	11.92%	11.32%	13.50%	9.94%	100.00%

Source: UBS Investment Bank, CMCI Advisory Committee, CMCI Advisory Committee.

*	Re-weighting of the Target Weights is undertaken on a semi-annual basis. The Target Weights and the weights of the Index tenors listed below will be valid until June 30, 2009.
**	Weights across maturities are determined based on the relative liquidity of the underlying futures contracts. See “—Continuous Rolling of Contracts” on page IS-25 of the Index Supplement.

The weights of the Index tenors (maturities) are as follows***:

***	The bars represent cumulative tenor weights of the 2 futures contracts for each constant maturity.

The commodities included in the Index as of February 11, 2009, and their initial relative weights, are as follows:

Historical Closing Levels of the Index

Any historical upward or downward trend in the value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the Securities. The historical Index levels do not give an indication of future performance of the Index. UBS cannot make any assurance that the future performance of the Index or the Index Commodities will result in holders of the Securities receiving a positive return on their investment. The Index Starting Level will be determined on the Trade Date.

The table below shows the performance of the Index from December 31, 1998 through February 11, 2009. As the Index was only launched on January 29, 2007, all historical data contained in the following tables and graphs that relate to the period prior to such date was derived by applying the Index’s calculation methodology to the historical prices of the commodity futures contracts comprising the Index.

Pro Forma and Historical Results for the
period December 31, 1998 through Feb 11, 2009

Year	Ending Level	Annual Return
1998	127.25
1999	231.87	82.21%
2000	319.10	37.62%
2001	284.72	-10.77%
2002	403.52	41.72%
2003	536.06	32.84%
2004	841.69	57.02%
2005	1209.34	43.68%
2006	1145.12	-5.31%
2007	1616.67	41.18%
2008	930.99	-42.41%
2009	819.84	-11.94%*
* Actual as of February 11, 2009

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The table below shows the performance of the Index from January 1, 1998 through February 11, 2009 in comparison with two comparable commodities indices: the S&P Goldman Sachs Commodity Index (GSCI®) (“S&P GSCI”) Crude Oil Excess Return and the Dow Jones-AIG (“DJAIG”) Crude Oil Excess Return. Each of the S&P GSCI Crude Oil Excess Return and the DJAIG Crude Oil Excess Return indices are comprised of the WTI futures contract that is listed on NYMEX. The data for the Index is derived by using the Index’s calculation methodology with historical prices.

	Pro Forma and Historical Results for the period January 1, 1998 through February 11, 2009
	Index	S&P GSCI Crude Oil Excess Return	DJAIG Crude Oil Excess Return
Total Return	306.12%	29.08%	64.91%
Annualized Return	13.46%	2.33%	4.61%
Annual Volatility*	30.39%	37.75%	36.69%
Sharpe Ratio†	0.38	0.01	0.08
*	The volatility, or standard deviation, measures the uncertainty in a random variable, which, in this case, is investment returns. The higher the volatility of the investment returns, the higher the standard deviation. Volatility as presented in this table represents annual volatility, or one standard deviation move expected in one year.
†	The Sharpe Ratio is a return/risk measure calculated by dividing the “return” by the “risk”. “Return” is defined for the Sharpe Ratio as the incremental average annual return of an investment over the risk free rate. “Risk” is defined for the Sharpe Ratio as the standard deviation of the annual investment returns less the risk free rate. The “risk free rate” for these purposes is assumed to be the average annualized rate of the 90 Day U.S. Treasury bill from December 31, 2007 to February 11, 2009.

The graph below illustrates the performance of the Index from January 1, 1998 to February 11, 2009 in comparison to the S&P GSCI Crude Oil Excess Return and the DJAIG Crude Oil Excess Return. The data for the Index is derived by using the Index’s calculation methodology with historical prices.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

What are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” on page PS-28 of the AOS CP product supplement and discuss the tax consequences of your particular situation with your tax advisor.

Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the Index. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale, call or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should generally be long term capital gain or loss if you have held your Securities for more than one year.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-29 of the AOS CP product supplement.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” on page PS-28 of the AOS CP product supplement, unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

As of December 31, 2008 (unaudited)	CHF	USD
	(in millions)
Debt
Debt issued(1)	289,700	271,662
Total Debt	289,700	271,662
Minority Interest(2)	8,002	7,504
Shareholders’ Equity	34,114	31,990
Total capitalization	331,816	311,155

(1)	Includes Money Market Paper and Medium Term Securities as per Balance Sheet position.
(2)	Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.93773 (the exchange rate in effect as of December 31, 2008).